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                                                                   EXHIBIT 12.01

                            PORTOLA PACKAGING, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

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                                                           FISCAL YEAR ENDED AUGUST 31,
                                                 -------------------------------------------------
                                                   1998      1997      1996      1995      1994
                                                 --------- --------- --------- --------- ---------
Fixed Charges
  Interest expense..............................  $13,795   $13,379   $13,084    $8,658    $3,996
  Debt financing costs..........................      484       559       492       447     1,058
  Rent expense..................................      564       638       635       499       465
                                                 --------- --------- --------- --------- ---------
    Total interest..............................   14,843    14,576    14,211     9,604     5,519
Total fixed costs...............................   14,843    14,576    14,211     9,604     5,519
Less: Capitalized interest......................      --        --        --        --        --
                                                 --------- --------- --------- --------- ---------
    Net fixed charges...........................  $14,843   $14,576   $14,211    $9,604    $5,519
                                                 ========= ========= ========= ========= =========

Earnings:
  Net income (loss).............................  ($4,411)  ($7,411)  ($9,442)     $140      $225
  Income tax benefit from extraordinary item....      --        --       (845)      --       (539)
  Cumulative effect of adopting SFAS No. 109....      --        --        --        --         85
  Income tax provision (benefit)................     (571)     (632)      865     1,294     1,095
  Net fixed charges.............................   14,843    14,576    14,211     9,604     5,519
                                                 --------- --------- --------- --------- ---------
    Total earnings..............................   $9,861    $6,533    $4,789   $11,038    $6,385
                                                 ========= ========= ========= ========= =========

Calculation of ratio of earnings to
fixed charges:
  Total earnings................................   $9,861    $6,533    $4,789   $11,038    $6,385
  Total fixed charges...........................  $14,843   $14,576   $14,211    $9,604    $5,519
  Ratio of earnings to fixed charges............                                   1.15      1.16
  Deficiency of earnings to fixed charges.......  ($4,982)  ($8,043)  ($9,422)
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